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                                                                      EXHIBIT 16
[CIBC LOGO]


                                  Mike Parlow


                                                               February 16, 2000


CityXpress.com Corp
Suite 200
1727 W. Broadway
Vancouver, B.C.
V6J 4S5

Attention: Phil Dubois & Ken Bradley:

Dear Mr. Dubois & Mr. Bradley:

         We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following Credits for you, our customer.


                        CREDIT A: DEMAND INSTALMENT LOAN

Loan Amount:               $250,000

Purpose: Consolidate & permanently retire existing credit extended to Xceedx Technologies Inc. and WelcomeTo Search Engine Inc and advance additional funds for general business purposes.

Interest Rate:             Prime Rate plus 1.0% per year.

Scheduled Payments:        Unless we make demand, you will pay CIBC as follows:
                           180 regular monthly payments of $2,317.80 each.
                           The first regular monthly payment is due on March 15, 2000. The last payment, plus any outstanding principal and interest together with any other amount due under this Agreement, is due on February 15, 2015.

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CityXpress.com Corp                                            FEBRUARY 16, 2000


                                    SECURITY


Security:                The following security is required:

Liquid:                  Liquid security as follows:
                            -  Pledge of the following Money Market Investments:
                               $25,000. (Note that you may from time to time substitute acceptable Money Market Investments and/or Negotiable Securities for these ones.)

Security Agreement
(GSA): All personal property of the business now owned (which includes among other things inventory, equipment and receivables), and all personal property acquired in the future.

Collateral mortgage:     Collateral mortgage security for $250,000 giving CIBC
                         a 1st charge over the property at #21 - 4150 Tantulus
                         Way, Whistler, B.C., plus acknowledged assignment of fire and other perils insurance, with loss payable to CIBC as 1st mortgagee.

Guarantee:               Guarantee from Philip Dubois in an amount that is
                         limited to $250,000 secured by collateral mortgage as above.

                         Guarantee from Ken Bradley in an amount that is limited to $250,000 secured by collateral mortgage and money market securities as above.

Life Insurance:          CIBC Business Loans Life Insurance on the life of
                         Phil Dubois for the Overall Credit Limit.


                             REPORTING REQUIREMENTS

Reporting                (1)  Within 30 days of the end of each fiscal quarter,
Requirements:                 financial statements for that fiscal quarter.

                         (2) Within 90 days of each fiscal year-end, financial statements for that fiscal year on an review basis.

                         (3) Within 90 days of each fiscal year-end, a business plan/forecast for the next fiscal year, including month-by-month projected balance sheets, income statements and cash flow projections.

                         (4)  Within 90 days of each fiscal year-end,
                              financial statements from guarantor(s).


                                      FEES

Set-up:                  A fee of $250. (payable on acceptance of this offer).

Review:                  A fee of $250. (payable on the Scheduled Review Date).


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CityXpress.com Corp
                                                               February 16, 2000


                                OTHER PROVISIONS

Next Scheduled
Review Date:            July 31, 2000

Standard Credit Terms:  The attached Schedule - Standard Credit Terms forms part of this Agreement.

General: You agree that (a) you have read this Agreement (including the Schedule - Standard Credit Terms),
                        (b) CIBC has explained it to you, and (c) you understand it.

         Please indicate your acceptance of these terms by returning a signed copy of this Agreement. If we do not receive a signed copy by February 18, 2000, then this offer will expire.

                                    Your truly,

                                    CANADIAN IMPERIAL BANK OF COMMERCE



                                    by:  /s/
                                        ----------------------------
                                    Mike Parlow
                                    Account Manager
                                    Phone no.: 665 1593
                                    Fax no.: 665 1015


Acknowledgement:        The undersigned certifies that all information provided
                        to CIBC is true, and acknowledges receipt of a copy of this Agreement (including any Schedules referred to above).

                        Accepted this 14 day of January, 2000.



                        CityXpress.com Corp


                        By:         /s/ Ken Bradley
                           ---------------------------------
                        Name:          Ken Bradley
                             -------------------------------
                        Title: Chief Operating Officer & CFO
                              ------------------------------


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[CIBC LOGO]


                        SCHEDULE - STANDARD CREDIT TERMS


                              ARTICLE 1 - GENERAL

         INTEREST RATE. You will pay interest on each Credit at nominal rates per year equal to:

(a) for amounts above the Credit Limit of a Credit or a part of a Credit or for amounts that are not paid when due, the Default Interest Rate, and

(b) for any other amounts, the rate specified in this Agreement.

1.2 VARIABLE INTEREST. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 PAYMENT OF INTEREST. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 DEFAULT INTEREST. To determine whether Default Interest is to be charged, the following rules apply:

(a) Default Interest will be charged on the amount that exceeds the Credit Limit of any particular Credit.

(b) If there are several parts of a Credit, Default Interest will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, Default Interest will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

1.5 FEES. You will pay CIBC's fees for each Credit as outlined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 OUT RIGHTS RE DEMAND CREDITS. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 PAYMENTS. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 APPLYING MONEY RECEIVED. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 INFORMATION REQUIREMENTS. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 INSURANCE. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a mortgagee clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.

1.11 ENVIRONMENTAL. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or
(b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 CONSENT TO RELEASE INFORMATION. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau, (b) any person, firm or


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corporation with whom you may have or propose to have financial dealings, and
(c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 OUR PRICING POLICY. Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 PROOF OF DEBT. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 RENEWALS OF THIS AGREEMENT. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 CONFIDENTIALITY. The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 PRE-CONDITIONS. You may use the Credits granted to you under this Agreement only if:

         (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;

         (b) all the required security has been received and registered to our satisfaction;

         (c) any special provisions or conditions set forth in the Letter have been complied with; and

         (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 NOTICES. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.19 INSTALMENT LOANS. The following terms apply to each Instalment Loan.

         (a) NON-REVOLVING LOANS. Unless otherwise stated in the Letter, any Instalment Loan in non-revolving. This means that any principal payment made permanently reduces the available Loan Amount. Any payment we receive is applied first to overdue interest, then to current interest owing, then to overdue principal, then to any fees and charges owing, and finally to current principal.

         (b) FLOATING RATE INSTALMENT LOANS. Floating Rate Instalment Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest, as described below.

                  (i) BLENDED PAYMENTS. If you have a Floating Rate Loan that has blended payments, the amount of your monthly payment is fixed for the term of the loan, but the interest rate varies with changes in the Prime or U.S. Base Rate (as the case may be). If the Prime or U.S. Base Rate during any month is lower than what the rate was at the outset, you may end up paying off the loan before the scheduled end date. If, however, the Prime or U.S. Base Rate is higher than what it was at the outset, the amount of principal that is paid off is reduced. As a result, you may end up still owing principal at the end of the term because of these changes in the Prime or U.S. Base Rate.

                  (ii) PAYMENTS OF PRINCIPAL PLUS INTEREST. If you have a Floating Rate Loan that has regular principal payments, plus interest, the principal payment amount of your Loan is due on each payment date specified in the Letter. The interest payment is also due on the same date, but it is debited from your Operating Account one or two banking days later. Although the principal payment amount is fixed, your interest payment will usually be different each month, for at least one and possibly more reasons, namely: the reducing principal balance of your loan, the number of days in the month, and changes to the Prime Rate or U.S. Base Rate (as the case may be).

         (c) PREPAYMENT. Unless otherwise agreed, the following terms apply to prepayment of any Instalment Loan:

                  (i) FLOATING RATE INSTALMENT LOANS. You may prepay all or part of a Floating Rate Instalment Loan (whether it is a Demand or a Committed Loan) at any time without notice or penalty.

                  (ii) FIXED RATE INSTALMENT LOANS. You may prepay all or part of a Fixed Rate Instalment Loan, on the following condition. You must pay us, on the prepayment date, a prepayment fee equal to the interest rate differential for the remainder of the term of the Loan, in accordance with the standard formula used by CIBC in these situations.

         (d) DEMAND OF FIXED RATE DEMAND INSTALMENT LOANS. If you have a Fixed Rate Demand Instalment Loan and we make demand for payment, you will owe us (i) all outstanding principal, (ii) interest, (iii) any other amount due under this Agreement, and (iv) a prepayment fee. The prepayment fee is equal to the interest rate differential for the remainder of the term of the loan, in accordance with the standard formula used by CIBC in these situations.

                            ARTICLE 2 -- DEFINITIONS

2.1 DEFINITIONS. In this Agreement, the following terms have the following meanings:

"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Default Interest Rate", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Demand Instalment Loan" means an Instalment Loan that is payable upon demand. Such a Loan may be either at a fixed or a floating rate of interest.


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"Fixed Rate Instalment Loan" means an Instalment Loan that is also a Fixed
Rate Loan.

"Fixed Rate Loan" means any loan drawn down, converted or extended under a Credit at an interest rate which was fixed for a term, instead of referenced to a variable rate such as the Prime Rate or U.S. Base Rate, at the time of such drawdown, conversion or extension. For purposes of certainty, a Fixed Rate Loan includes a LIBOR Loan.

"Floating Rate Instalment Loan" means either an Instalment Loan that is either a Prime Rate Loan or a Base Rate Loan.

"Instalment Loan" means a loan that is repayable either in fixed Instalments of principal, plus interest, or in blended Instalments of both principal and interest. A Demand Instalment Loan is repayable on demand. A Committed Instalment Loan is repayable only upon the occurrence of an Event of Default.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"Money Market Investments" means instruments such as GICs, bankers' acceptances, T-bills, etc.

"Negotiable Securities" means securities traded on a publicly recognized securities exchange in Canada or the United States, each of which has a value at all times greater than the minimum value from time to time specified by us.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"Prime Rate Loan" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with CIBC in Canada.


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